EXHIBIT 99.3

COMBINED PRO-FORMA FINANCIAL INFORMATION

The following unaudited pro forma combined financial statements give effect to the transaction between IX Energy Inc. and Yoo, Inc the “Company”. In accordance with the Exchange Agreement pursuant to which the Company will purchase from IX Energy, all issued and outstanding shares of common stock in consideration for the issuance of 16,783,012 shares of Yoo, Inc. common stock. The Share Exchange will result in a change of control of Yoo, Inc., with IX Energy, Inc owning approximately 89.35% of the Company stock.  IX Energy, Inc business will be the Company’s sole business. This transaction with be accounted for as a reverse acquisition.

The pro forma combined statements of operations for the nine months ended September 30, 2008 and year ended December 31, 2007 assumes that the Exchange Transaction was consummated on January 1, 2008 and January 1, 2007, respectively.

The pro forma combined balance sheet as of September 30, 2008 assumes the Share Exchange Transaction, distribution of assets and payment of liabilities were consummated on that date. It also assumes that $2.75 million of equity financing was done on January 1, 2008.

The information presented in the pro forma combined financial statements does not purport to represent what our financial position or results of operations would have been had the Share Exchange Transaction, distribution of assets and payment of liabilities occurred as of the dates indicated, equity raise of $2.75 million nor is it indicative of our future financial position or results of operations for any period. You should not rely on this information as being indicative of the historical results that would have been achieved had the companies always been combined or the future results that the combined company will experience.

The pro forma adjustments are based upon available information and certain assumptions we believe are reasonable under the circumstances. These pro forma combined financial statements should be read in conjunction with the accompanying notes and assumptions and the historical financial statements of IX Energy and Yoo, Inc.

The following unaudited pro forma financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America.

IX Energy, Inc.
Balance Sheets
September 30, 2008
Unaudited

		A	B
		IX Energy, Inc.	Yoo, Inc.	Combine	Adjustment		Proforma

Assets:
Cash		$4,774,134	$11,706	$4,785,840	$2,463,294	C, D	$7,249,134
Accounts receivable (including retainage of $8,210 and $8,210 in 2008 and 2007)		103,210		103,210			103,210
Costs and estimated earnings in excess of billings on uncompleted contracts		-		-			-
Deposit		3,775,634		3,775,634			3,775,634
Total Current Assets		8,652,978	11,706	8,664,684	2,463,294		11,127,978

Fixed Assets		26,318		26,318			26,318
Debt issue cost		6,202		6,202			6,202

Total Assets		$8,685,498	$11,706	$8,697,204	$2,463,294		$11,160,498

Liabilities and Stockholders’ Equity (Deficit)

Liabilities:
Accounts payable and accrued expenses		$220,873	$24,805	$245,678	$(24,805)	C	$220,873
Notes payable - bridge loans		$500,000		$500,000			$500,000
Notes payable - related party		1,123,000		1,123,000			1,123,000
Accrued interest - bridge loans		5,838		5,838			5,838
Accrued interest payable - related party		52,105		52,105			52,105
Estimated losses on uncompleted contracts		-		-			-
Deferred revenue		7,657,478		7,657,478			7,657,478
Total Current Liabilities		9,559,294	24,805	9,584,099	(24,805)		9,559,294

Stockholders’ Equity (Deficit):
21,283,012 shares issued and outstanding	E	341,021	600	341,621	2,474,400	C,D	2,816,021
Additional paid in capital		-	49,800	49,800	(49,800)	C	-
Stock subscription receivable			(400)	(400)	400	C
Accumulated deficit		(1,214,817)	(63,099)	(1,277,916)	63,099	C	(1,214,817)
Total Stockholders’ Equity (Deficit)		(873,796)	(13,099)	(886,895)	2,488,099		1,601,204

Total Liabilities and Stockholders’ Equity (Deficit)		$8,685,498	$11,706	$8,697,204	$2,463,294		$11,160,498

NOTES TO PROFORMA BALANCE SHEET AS OF September 30, 2008

A) Reflects the historical balance sheet of IX Energy as of September30, 2008
B) Reflects the historical balance sheet of Yoo, Inc. as of September30, 2008
C) Reflects equity sale of 12,375,000 shares for $2.75 million of cash less capital cost of $275K.
D) Reflects the elimination of Yoo, Inc, assets, liability and equity
E) Reflects the share exchange between IX energy Inc and IX Energy Holdings, Inc. and shares sold in the PIPE offering

IX Energy, Inc.
PROFORMA STATEMENT OF OPERATIONS
Year Ended December 31, 2007
UNAUDITED

	F	G		Proforma
	IX Energy, Inc	Yoo Inc	Combined	Adjustment		Proforma

Sales	$185,940	$-	$185,940			$185,940

Cost of Sales	260,740		260,740			260,740

Gross Loss	(74,800)		(74,800)			(74,800)

Operating Expenses
General and administrative	25,897	0	25,897	0		25,897
Total Operating Expenses	25,897	-	25,897	0		25,897

Loss from Operations	(100,697)	-	(100,697)	0		(100,697)

Other Expense
	1,576		1,576			1,576
Total Other Expense	1,576	-	1,576			1,576

Net Loss	$(102,273)	$-	$(102,273)	$-		$(102,273)

Net Loss per Share - Basic and Diluted						$(0.00)

Weighted Average Number of Shares Outstanding
During the Year/Period - Basic and Diluted					H	21,283,012

NOTES TO THE PROFORMA STATEMENT OF OPERATIONS AS OF DECEMBER 31, 2007

F) Reflects the December 31, 2007 Statement of Operations for IX Energy Inc for the 12 months ended.
G) Reflects the December 31, 2007 Statement of Operations for Yoo, Inc. for the 12 months ended
h) Reflects the share exchange between IX Energy Inc and IX Energy Holdings and shares sold in PIPE offering.

IX Energy, Inc.
PROFORMA STATEMENT OF OPERATIONS
For the Nine Months ended September 30, 2008
UNAUDITED

	J	K		Proforma
	IX Energy, Inc	Yoo, Inc.	Combined	Adjustment		Proforma

Sales - construction contracts	$68,660	$-	$68,660			$68,660
Sales - other	5,638,624		5,638,624			5,638,624
Total sales	5,707,284	0	5,707,284			5,707,284

Cost of sales - construction contracts	88,205		88,205			88,205
Cost of sales - other	5,525,472		5,525,472			5,525,472
Total cost of sales	5,613,677	0	5,613,677			5,613,677
			-
Gross profit (loss)	93,607	0	93,607			$93,607
			-
Operating expenses			-
General and administrative	1,003,131	63,099	1,066,230	(63,099)	L	1,003,131
Total operating expenses	1,003,131	63,099	1,066,230	(63,099)		1,003,131
			-
Loss from operations	(909,524)	(63,099)	(972,623)	(63,099)		$(909,524)

Other income (expense)
Interest income	26,175		26,175			26,175
Interest expense	(59,744)		(59,744)			(59,744)
Transaction loss due to foreign currency	(36,505)		(36,505)			(36,505)
Letter of credit fee loan fee	(120,946)		(120,946)			(120,946)
Total other expense - net	(191,020)	-	(191,020)			(191,020)
			-
Net loss	$(1,100,544)	$(63,099)	$(1,163,643)	(63,099)		$(1,100,544)

						(0.05)
Weighted Average Number of Shares Outstanding
During the Year/Period - Basic and Diluted					M	21,283,012

NOTES TO THE PROFORMA STATEMENT OF OPERATIONS AS OF September 30, 2008

J) Reflects the September 30, 2008 Statement of Operations for IX Energy Inc for the 9 months ended.
K) Reflects the September 30, 2008 Statement of Operations for Yoo for the 9 months ended
L) Reflects the elimination of Yoo, Inc. expenses.
M) Reflects the share exchange between IX Energy Inc and IX Energy Holdings and shares sold in PIPE offering.

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